CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Majesco Holdings Inc.

We hereby consent to the incorporation by reference in Registration Statement
No. 333-120143 of Majesco Holdings Inc. on Form S-8 of our report dated
November 30, 2004 except for the last two paragraphs of Note 17, as to which the date is December 23, 2004, and the seventh and eighth paragraphs of Note 15, as to which the date is December 28, 2004, and the last two paragraphs of
Note 1, as to which the date is December 31, 2004, and the eleventh paragraph of Note 15, as to which the date is January 10, 2005 on the consolidated financial statements of Majesco Holdings Inc. and Subsidiaries as of October 31,
2004 and for each of the three years in the period ended October 31, 2004 which appear on Form 10K filed on January 31, 2005.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 31, 2005